 Exhibit 3.1

(Composite)1

RESTATED ARTICLES OF INCORPORATION

OF

UNITED COMMUNITY BANKS, INC.

I.

The name of the corporation is United Community Banks, Inc.

II.

The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

III.

The corporation shall have perpetual duration.

IV.

The corporation is a corporation for profit and is organized for the following general purposes: to be a bank holding company; to carry on any lawful businesses or activities relating thereto; and to engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code.

V.

The corporation shall have authority to issue 200,000,000 shares of common stock, $1.00 par value (the “Common Stock”), 30,000,000 shares of non-voting common stock, $1.00 par value (the “Non-Voting Common Stock”), having the powers, rights and preferences, and the qualifications, limitations and restrictions thereof, as set forth in Exhibit A attached hereto and 10,000,000 shares of preferred stock, $1.00 par value (the “Preferred Stock”). Subject to the provisions of any applicable law or the Bylaws of the corporation (as from time to time amended) with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or by the resolution or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.

The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. To the extent required by law, Articles of Amendment setting forth any such designations, preferences, rights, restrictions or limitations shall be filed with the Georgia Secretary of State prior to the issuance of any shares of such series.

1 This composite articles of incorporation represents the articles of incorporation of United Community Banks, Inc. as amended through June 30, 2021.

The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

(a)	The number of shares constituting that series and the distinctive designation of that series;

(b)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(c)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)	Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

(f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)	Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the corporation to repurchase shares of that series upon the occurrence of specified events.

VI.

No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

VII.

The corporation shall not commence business until it shall have received at least $500.00 in payment for the issuance of shares of its stock.

VIII.

In addition to, but not in limitation of, the general powers conferred by law, the corporation shall have the power to make distributions to its shareholders out of its capital surplus, to purchase its own shares out of its unreserved and unrestricted capital surplus available therefor and to carry on any lawful business.

IX.

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors of the corporation, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that such consideration shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

X.

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor laws or laws.

XI.

Except as otherwise provided by law, any amendment or repeal of any provision of the Articles of Incorporation or Article II (Stockholders’ Meetings) or III (Board of Directors) of the Bylaws of the corporation requires the affirmative vote of holders of a majority of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters.

XII.

I.	(A) In addition to any affirmative vote required by law, and subject to the provisions of any series of Preferred Stock which may at the time be outstanding, the affirmative vote of the holders of not less than 75% of the outstanding shares of Common Stock of the corporation and the affirmative vote of the holders of not less than 75% of the outstanding shares of Common Stock of the corporation other than those beneficially owned (as defined below) by an Interested Shareholder (as defined below) (the “two-tier requirement”), shall be required for the approval or authorization of any Business Combination (as defined below) of the corporation with such Interested Shareholder; provided that the two-tier voting requirement shall not be applicable if the Business Combination was approved by three-fourths of all Directors.

(B) The term “Business Combination” as used in this Article XII shall mean:

(i)	any merger or consolidation of the corporation or any Subsidiary (as hereafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii)	the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)	any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

II. For purposes of this Article XII:

(A) A “person” shall mean any individual, firm, corporation or other entity.

(B) “Interested Shareholder” shall mean any person (other than the corporation, any Subsidiary or either the corporation or any Subsidiary acting as Trustee or in a similar fiduciary capacity) who or which:

(i)	is the beneficial owner of more than 10% of the outstanding Common Stock; or

(ii)	is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of then outstanding Common Stock; or

(iii)	acquired any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such acquisition shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1993.

(C) A person shall be a “beneficial owner” of any Common Stock:

(i)	which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii)	which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)	which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

(D) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section II, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C(ii)(a) of this Section II but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(E) (i) An “Affiliate” of a specified person is a person that directly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(ii)	The term “Associate” used to indicate a relationship with any person means (1) any firm, corporation or other entity (other than the corporation or any Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse or such person, or any relative of such spouse who has the same home as such person.

(F) “Subsidiary” means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by the corporation unless owned solely as trustee or other similar fiduciary capacity.

(G) “Fair Market value” means:

(i)	in the case of stock, the closing sales price of a share of such stock on the Composite Tape on the New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price or the sales price or the average of the bid and asked prices reported with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and

(ii)	in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

(H) The term “acquire” or “acquired” means the acquisition of beneficial ownership.

(I) The Board of Directors of the corporation shall have the power and duty to determine for the purposes of this Article XII, on the basis of information known to them after reasonable inquiry,

(i)	whether a person is an Interested Shareholder,

(ii)	the number of shares of Common Stock beneficially owned by any person,

(iii)	whether a person is an Affiliate or Associate or another, and

(iv)	whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

(J) Nothing contained in this Article XII shall be construed to relieve any Interested Shareholder or any of its Affiliates or Associates from any fiduciary obligation imposed by law.

XIII.

A director of the corporation may be removed only for cause and upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on such matter.

Exhibit A to Restated Articles of Incorporation

Of

United Community Banks, Inc, as amended

CERTIFICATE OF DESIGNATIONS

OF

NON-VOTING COMMON STOCK

OF

UNITED COMMUNITY BANKS, INC.

1.        Designation.  The shares of such class of non-voting common stock, $1.00 par value, of United Community Banks, Inc. (the “Corporation”) shall be designated “Non-Voting Common Stock” (referred to herein as the “Non-Voting Common Stock”).

2.        Authorized Number.  The number of shares constituting the Non-Voting Common Stock shall be as set forth in the first paragraph of Article V of the Restated Articles of Incorporation, as amended.

3.        Rights.  Except as set forth below, the Non-Voting Common Stock shall have the same rights and privileges, share ratably and be identical in all respects to the Common Stock as to all matters.  Each share of Non-Voting Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Non-Voting Common Stock of the Corporation.

4.       Voting Rights.  The holders of Non-Voting Common Stock shall have no voting rights except as provided herein or required by law. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Articles of Amendment that significantly and adversely affects the rights, preferences or privileges of the Non-Voting Common Stock contained herein.

5.        Dividends.  Subject to preferential dividend rights, if any, applicable to any shares of the Preferred Stock, the holders of Non-Voting Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors on the Common Stock.  If a dividend is declared and paid with respect to the Common Stock, then the Board shall declare and pay an equivalent dividend, on a per share basis, to the Non-Voting Common Stock.  Likewise, if the Board of Directors declares and pays a dividend on the Non-Voting Common Stock, it shall declare and pay an equivalent dividend, on a per share basis, on the Common Stock.  The holders of the Non-Voting Common Stock shall share ratably in any such dividend in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by each such holder.  All dividends paid with respect to the Common Stock and Non-Voting Common Stock shall be paid pro rata to the holders of such shares entitled thereto; provided, however, that no dividend payable in Common Stock or rights or warrants to subscribe for Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock or rights or warrants to subscribe for Non-Voting Common Stock shall be declared on the Common Stock, but instead, in the case of such a dividend, each class shall receive such dividend in like stock or rights or warrants to subscribe for like stock.

6.        Distributions.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of the Common Stock and the Non-Voting Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by them.

7.        Adjustment.  In the event of any stock split, combination or other reclassification of shares of either the Common Stock or the Non-Voting Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner, provided, however, that in any such transaction, only holders of Common Stock shall receive shares of Common Stock and only holders of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock.

8.        Conversion.

(a)      The Non-Voting Common Stock may be converted into Common Stock in accordance with the provisions of this paragraph 8 by any Convertible Holder following an Approved Transfer (as defined herein).  The term “Approved Transfer” means a sale or other transfer (i) to an Affiliate of the holder of the Non-Voting Common Stock to be transferred under common control with such holder’s ultimate parent, general partner or investment advisor but only if the transferee agrees in writing for the benefit of the Corporation to be bound by the terms of that certain Investment Agreement or Subscription Agreement by and between the Corporation and such holder pursuant to which such shares of Non-Voting Common Stock were sold to such holder (the “Investment Agreement”); (ii)  in a widely distributed public offering registered pursuant to the Securities Act of 1933, as amended; (iii) to a person that is acquiring at least a majority of the Corporation’s outstanding “voting securities” (as defined in the Bank Holding Company Act of 1956, as amended and any rules or regulations promulgated thereunder) not including any voting securities such person is acquiring from the holder of the Non-Voting Common Stock to be transferred or its Affiliates; or (iv) upon certification by the holder of the Non-Voting Common Stock to be transferred in writing to the Corporation that the such holder believes that the transferee shall not, after giving effect to such transfer, own for purposes of the Bank Holding Company Act of 1956, as amended, or the Change of Bank Control Act of 1978, as amended, and any rules and regulations promulgated thereunder, more than 2% of any class of voting securities of the Corporation outstanding at such time.  The term “Affiliate” means, with respect to any person, any person directly or indirectly, controlling, controlled by or under common control with, such other person.  “Convertible Holder” means a holder of Non-Voting Common Stock, other than the initial holder of such Non-Voting Common Stock or an Affiliate thereof, who acquires one or more shares of Non-Voting Common Stock in an Approved Transfer.

(b)      Conditions of Conversion.  Following an Approved Transfer, a Convertible Holder may surrender to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the Convertible Holder’s shares of Non-Voting Common Stock and in such event each share of Non-Voting Common Stock represented by such certificate or certificates will convert into one share of Common Stock.  Except as otherwise provided herein, each conversion of Non-Voting Common Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares of Non-Voting Common Stock to be converted have been surrendered for conversion at the principal office of the Corporation.  Notwithstanding any other provision hereof, if a conversion of Non-Voting Common Stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the conversion of any shares of Non-Voting Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(c)      Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Non-Voting Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock.  The Corporation shall take all action necessary so that all shares of Common Stock issuable upon conversion of Non-Voting Common Stock will, upon issue, be duly and validly issued, fully paid, and non-assessable, and free from all taxes, liens, charges and encumbrances in respect of the issuance or delivery thereof.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock issuable upon conversion of the Non-Voting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Non-Voting Common Stock.

9.        Mergers, Consolidations, Etc.  In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock shall be non-voting securities under the resulting corporation’s organizational documents and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Non-Voting Common Stock then outstanding) and take such actions necessary to ensure that holders of the Non-Voting Common Stock shall retain securities with substantially the same rights and benefits as the Non-Voting Common Stock.  Subject to the foregoing, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Common Stock immediately prior to such offering.  In the event that the Corporation offers to repurchase shares of Common Stock from its shareholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.  In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Common Stock.

10.      Notices.  At any time notice is provided to the holders of Common Stock, the Corporation shall give written notice to all holders of Non-Voting Common Stock at or prior to such time.

DESIGNATIONS, POWERS, PREFERENCES,

LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS

OF

SENIOR 6.875% NON-CUMULATIVE PREFERRED STOCK, SERIES I

OF

UNITED COMMUNITY BANKS, INC.

First: The name of the corporation is United Community Banks, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Issuer”).

Second: The Restated Articles of Incorporation of the Issuer, as amended, authorize the issuance of 10,000,000 shares of preferred stock, par value $1.00 per share, of the Issuer (“Preferred Stock”) in one or more series, and authorizes the Board of Directors of the Issuer (the “Board of Directors”) to fix by resolution or resolutions the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series.

Third: That the following resolution was duly adopted by a duly authorized committee of the Board of Directors as required by O.C.G.A. § 14-2-602 and Article V of the Restated Articles of Incorporation by unanimous written consent on June 3, 2020.

Resolved, that pursuant to the provisions of the Restated Articles of Incorporation of the Issuer, as amended, and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “6.875% Non-Cumulative Preferred Stock, Series I” (“Series I”). Each share of Series I shall be identical in all respects to every other share of Series I, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below. Series I will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. Shares of Series I may be represented in the form of uncertificated or certificated shares, provided, however, that any holder of certificated shares of Series I and, upon request, every holder of uncertificated shares of Series I shall be entitled to have a certificate for shares of Series I signed by, or in the name of, the Corporation certifying the number of shares owned by such holder.

Section 2. Number of Shares. The authorized number of shares of Series I shall be 4,000. Shares of Series I that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Series I.

Section 3. Definitions. As used herein with respect to Series I:

(a) “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

(b) “Articles of Amendment” means this Articles of Amendment relating to the Series I, as it may be amended from time to time.

(c) “Articles of Incorporation” means the Restated Articles of Incorporation, as amended, of the Corporation, as it may be amended from time to time, and shall include this Articles of Amendment.

(d) “Board of Directors” means the board of directors of the Corporation.

(e) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended and as they may be amended from time to time.

(f) “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City are generally authorized or obligated by law, regulation or executive order to close.

(g) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(h) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to Series I as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(i) “Parity Stock” means any class or series of stock of the Corporation (other than Series I) that ranks equally with Series I both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, if any.

(j) “Preferred Stock” means any and all series of Preferred Stock, having a par value of $1.00 per share, of the Corporation, including the Series I.

(k) “Regulatory Capital Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series I, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Series I, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of Series I, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $25,000 per share of Series I then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of Series I is outstanding.

(l) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 7(b) below) or any other matter as to which the holders of Series I are entitled to vote as specified in Section 7 of this Articles of Amendment, and any and all other series of Preferred Stock (other than Series I) that rank equally with Series I as to the payment of dividends and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4. Dividends.

(a) Rate. Holders of Series I shall be entitled to receive, when, as and if declared by the Board of Directors (or any duly authorized committee of the Board of Directors) out of funds legally available for the payment of dividends under Georgia law, non-cumulative cash dividends at the rate per annum equal to 6.875% applied to the liquidation preference amount of $25,000 per share of Series I. Such dividends shall be payable quarterly in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors (or any duly authorized committee of the Board of Directors), on March 15, June 15, September 15 and December 15 (“Dividend Payment Dates”), commencing on September 15, 2020; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such dividend shall instead be payable on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. Dividends on Series I shall not be cumulative; holders of Series I shall not be entitled to receive any dividends not declared by the Board of Directors (or any duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends on the Series I shall not be declared or set aside for payment if and to the extent such dividends would cause the Corporation to fail to comply with the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) applicable to the Corporation.

Dividends that are payable on Series I on any Dividend Payment Date will be payable to holders of record of Series I as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors (or any duly authorized committee of the Board of Directors) that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series I, provided that, for any share of Series I issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors (or any duly authorized committee of the Board of Directors) shall determine and publicly disclose) and shall end on and include the calendar day preceding the next Dividend Payment Date. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends payable on the Series I in respect of any Dividend Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears – i.e., on the first Dividend Payment Date after such Dividend Period.

Holders of Series I shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series I as specified in this Section 4 (subject to the other provisions of this Articles of Amendment).

(b) Priority of Dividends. So long as any share of Series I remains outstanding, (i) no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), (ii) no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series I and such Parity Stock except by conversion into or exchange for Junior Stock unless, in each case, the full dividends for the latest completed Dividend Period on all outstanding shares of Series I have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing provision shall not restrict the ability of the Corporation, or any affiliate of the Corporation, to engage in any market-making transactions in Junior Stock in the ordinary course of business.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) in full upon the Series I and any shares of Parity Stock, all dividends declared on the Series I and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series I and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or any duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the shares of Series I or Parity Stock shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series I shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series I as to such distribution, and subject to the rights of the holders of any Parity Stock upon liquidation, in full an amount equal to $25,000 per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date).

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series I and all holders of any Parity Stock, the amounts paid to the holders of Series I and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series I and the holders of all such Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series I and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series I and all holders of any Parity Stock, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series I receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series I is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series I at the time outstanding, upon notice given as provided in Section 6(c) below, (i) in whole or in part, from time to time, on any date on or after September 15, 2025 (or, if not a Business Day, the next succeeding Business Day), or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case, at a redemption price per share equal to $25,000, plus (except as otherwise provided herein below) an amount equal to any dividends per share that have accrued but not been paid for the then-current Dividend Period to but excluding the redemption date, whether or not such dividends have been declared. The redemption price for any shares of Series I shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above. Notwithstanding the foregoing, the Corporation may not redeem shares of Series I without having received the prior approval of the Appropriate Federal Banking Agency if then required under capital guidelines applicable to the Corporation.

(b) No Sinking Fund. The Series I will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series I will have no right to require redemption of any shares of Series I.

(c) Notice of Redemption. Notice of every redemption of shares of Series I shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series I designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series I. Notwithstanding the foregoing, if the Series I or any depositary shares representing interests in the Series I are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series I at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series I to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series I at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series I shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption unless the Corporation defaults in the payment of the redemption price of the shares of shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of Series I shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Right To Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of Series I or any shares of Voting Preferred Stock shall not have been declared and paid for at least six Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series I, together with the holders of all outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights) and that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the Nasdaq Global Select Market (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors.

In the event that the holders of the Series I, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series I or of any other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series I or any series of Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by law.

When dividends have been paid in full on the Series I and any Voting Preferred Stock for four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Series I and Voting Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series I and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of all of the outstanding shares of the Series I and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of all of the outstanding shares of the Series I and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

(c) Other Voting Rights. So long as any shares of Series I are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least two-thirds of the shares of Series I and any Parity Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series I with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series I. Any amendment, alteration or repeal of any provision of the Articles of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series I, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series I, a merger or consolidation of the Corporation with another corporation or other entity, or a conversion, transfer, domestication or continuance into another entity or an entity organized under the laws of another jurisdiction, unless in each case (x) the shares of Series I remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity or in the case of any such conversion, transfer, domestication or continuance, the shares of Series I are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States of America, any State thereof, the District of Columbia, Bermuda, the Cayman Islands or any country or state that is a member of the Organization of Economic Cooperation and Development, and (y) such shares remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series I immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series I or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series I with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series I.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series I and one or more but not all other series of Preferred Stock, then only the Series I and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(d) Changes for Clarification. Without the consent of the holders of the Series I, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series I, the Corporation may amend, alter, supplement or repeal any terms of the Series I:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Articles of Amendment that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series I that is not inconsistent with the provisions of this Articles of Amendment.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Series I shall be required pursuant to Section 7(b), (c) or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series I shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series I (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors (or any duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series I is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series I, Parity Stock and/or Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series I are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

Section 8. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series I are outstanding, the Corporation will use its best efforts to (a) transmit through the Corporation’s website at www.ucbi.com (or other permissible means under the Exchange Act) to all holders of the Series I, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series I. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series I within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series I may deem and treat the record holder of any share of Series I as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Series I shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Articles of Amendment, in the Articles of Incorporation or Bylaws or by applicable law.

Section 11. Rank. For the avoidance of doubt, the Board of Directors (or any duly authorized committee of the Board of Directors) may, without the vote of the holders of Series I, authorize and issue additional shares of Junior Stock or shares of any class or Series of stock of the Corporation now existing or hereafter authorized that ranks equally with the Series I in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 12. No Preemptive or Conversion Rights. No share of Series I shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. No share of Series I shall have any rights to convert such Series I into shares of any other class of capital stock of the Corporation.

Section 13. Other Rights. The shares of Series I shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.